Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-282335) on Form N-2 of our report dated February 20, 2025, with respect to the consolidated financial statements of Barings BDC, Inc., the effectiveness of internal control over financial reporting, and the senior securities table.
/s/ KPMG LLP
Boston, Massachusetts
February 20, 2025